Exhibit 10.5

Variable Compensation Plan

2005

Plan Prepared for and accepted by

Signature:

Name:

Date:

Variable Compensation Plan Objectives

The purpose of the 2005 Variable Compensation Plan (the “Plan”) is:

A.           To provide economic motivation to those individuals directly involved in obtaining design win and sales commitments for products and services of MathStar, Inc. (the “Company”) for the purpose of meeting or exceeding the Company’s design wins, sales goals and sales objectives.

B.             To create incentive for meeting defined design win goals.

C.             To create incentive for meeting defined sales objectives.

D.            To provide a compensation model for each eligible individual.

E.              To attract and retain world-class sales personnel, sales managers, field application engineers and field application managers.

Eligibility

Eligibility for variable compensation is determined by MathStar Inc. Sales Management and Human Resources and is fundamentally based on individuals who meet all or part of the following criteria:

A.           Responsibility for account management

B.             Responsibility for territory management

C.             Support of pre and post sales design win activity

D.            Achievement of sales revenue goals

E.              Negotiation and/ or conclusion of sales commitments

F.              Support for strategic initiatives and associated goals and milestones

G.             Eligibility in the Plan is limited to the period of time the individual is a full-time employee of the Company

H.            Eligible individuals will earn variable compensation as of their first day of full-time employment

I.                 If an eligible employee’s employment with the Company is terminated for any reason, variable compensation will be paid on revenue recognized through the last day of employment.  Revenue is determined by the invoice date and subject to any credits issued against this revenue through the date the final variable compensation amount is disbursed.  If the individual transfers to another position where the individual is not eligible for this plan, this agreement ceases to be in effect for that employee at midnight on the day of transfer.

Variable Compensation For Field Sales Personnel

Variable Compensation may be earned in addition to the eligible employee’s base salary.  The total of Base Salary and Variable compensation will be the Employees target compensation. From time to time, Management may award other types of compensation that will have no effect on employees target compensation.

The Company reserves the right to change or modify territories and or assigned responsibilities for the field team at any time.  Any changes must be approved by the Vice President of Sales with written notification to the affected individual or individuals.  The variable compensation plans for those affected by these changes will be reviewed and any changes needed to the variable compensation plan will be made.  The variable compensation plan will than be reissued to the employee or employees reflecting their new assigned responsibilities.

Variable compensation is paid based on the combination of net eligible sales (“Sales”) earned and design wins.  Sales is defined as product and services that are recognized by the Company as revenue. Sales can be recognized to a territory, region, account base or an individual’s responsibility including resale through an authorized distributor or authorized sales representative and based on customer design location ship-to and bill-to information.  Sales will be reduced by any credit issued by the Company during the quarter such as product returns, price protections, and rebates.  A design win is defined as:

1.               The sale of a tool set and/or a development board for a particular development effort

2.               The sale of at least 10 parts into a particular program

3.               A purchase of a development NRE of at least $100,000

4.               Any action or transaction designated by the CEO as a design win

Variable Compensation Calculation For Applications and Applications Management

For each design win a  $2000 cash bonus will be paid.

The aggregate award for any one design cannot be more than 2x a single design win.  It will be the VP of Sales responsibility to determine any pro rata awards for participation by multiple applications people.

The award form will be filled out monthly, as required.

Variable Compensation Calculation For Sales and Sales Management

FSE Compensation

For the first 4 wins, a  $2000 cash bonus will be paid.

For the next 6 wins, a  $3000 cash bonus will be paid.

For the next 5 wins, a $4000 cash bonus will be paid.

For more than 15 wins, a $5000 cash bonus will be paid.

Sales Manager Compensation

For the first 4 wins, a  $3000 cash bonus will be paid.

For the next 6 wins, a  $4000 cash bonus will be paid.

For design wins greater than 10, a $5000 cash bonus will be paid.

The Sales Manager will be paid on design wins achieved by the team under the manger and for any individual wins.

VP Sales Compensation

For the first 10 wins, a  $5000 cash bonus will be paid.

For the next 10 wins, a  $6000 cash bonus will be paid.

For more than 20 wins, a $7000 cash bonus will be paid.

The Sales Manager will be paid on design wins achieved by the team under the manger and for any individual wins.

A.           Those individuals that generate revenue will also be compensated at 5% of revenue. This applies only to the sales person (FSE, Manager, or VP) of record for a particular order.

B.             The Sales variable compensation will be calculated monthly using the form contained in the appendix to this document.

Payment

Variable compensation is paid monthly within 15 days after the filing of the sales incentive form.

Inclusions and Exclusions

The following items are eligible for variable sales compensation.

•    Chip sales

•    Board level product sales

•    System level product sales

•    NRE sales

•    Development charges

•    Early technology access charges

•    IP sales

•    Royalty payments received by the Company

•    Sales through an authorized sales representative

•      Sales through an authorized distributor

The following items are NOT eligible for variable compensation.

•      Inter-company sales to subsidiaries

•      Product for internal use only

•      Surcharges, taxes, freight and customs duties

In unique business transactions, the eligibility of that transaction for inclusion in calculating Sales variable compensation shall be determined by the Vice President of Sales.

Sales Splits

In the event that different sales persons from different territories or regions share the same customer, all sales persons responsible for such customers will carry the full quota and get credit for all sales into this account.  These figures will be used to calculate the annual sales variable compensation for each individual.

Effective Dates

The effective date of this Plan is March 1, 2005 through February 28th, 2006.  The company reserves the right to amend this Plan.  Any modifications to the Plan will require approval by the Worldwide SalesVice President and Human Resources.

Variable compensation plans for each individual and any changes to these plans must be documented.  Proper approval from the individual, sales management, Vice President of Sales and Human Resources must be obtained for any changes.

Any questions pertaining to this plan should be directed to sales Management and/or Human resources.

This Plan was received and accepted by:

(Signature- CFO)	(Date)

(Signature- HR)	(Date)

(Signature- V.P. of Sales)	(Date)

(Signature- President & CEO)	(Date)

Apendix A

Design Win and Sales Incentive

FSE or FAE:

Month:

Design Wins

Customer	Design Win #	Monetary Award

Total for Month

Incentive

Customer	Revenue	P.O.	Incentive Rate	Incentive

Total for Month

CFO:

VP Sales: